Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Assumption of Contract to Acquire 67,177 Square Foot Retail Center in Lexington, Kentucky

•	Contemplated acquisition will increase Wheeler's presence in Kentucky to 2 properties.

•	Property is 100% leased

Virginia Beach, VA – September 26, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that the Company has assumed a contract previously entered into by Wheeler Interests, LLC, an affiliated company, to acquire Bryan Station, a 67,177 square foot retail center for a purchase price of approximately $6.1 million, or $90.80 per leasable square foot. The Company anticipates that it will acquire the property using a combination of cash and debt.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We are pleased to announce the assumption of the contract to acquire Bryan Station, which we expect to acquire with capital raised from our recent offering and bank debt at very favorable terms. The property is 100% leased by nationally and regionally known tenants, located in a secondary market and is shadow anchored by a Kroger Grocery Store. In addition, Bryan Station is in close proximity to the largest college in the state and is located in a heavily traveled area. We anticipate acquiring Bryan Station at a discount to replacement cost and are confident that this location will generate a solid return. This acquisition represents another example of our organization’s ability to quickly deploy capital in strong, stable markets.”

Bryan Station is a retail center located in Lexington, Kentucky, at the intersection of Bryan Station Road and New Circle Road, a Kentucky state highway that serves as an inner beltway around the city of Lexington. The property is in close proximity to interstates I-64 and I-75 as well as less than 5 miles northeast of the University of Kentucky and the city of Lexington.

Bryan Station - Lexington, Kentucky
Built in 1995, Bryan Station is a 67,177 square foot retail center. In addition to being shadow anchored by the Kroger Grocery Store anchor tenants include a Planet Fitness as well as a Shoe Carnival, which occupy approximately 47% of the property’s total gross leasable area. The property is currently 100% occupied with the remaining space also leased to national and regional tenants including Rent a Center and Cato Fashion.

KING
NAILS PRO
H. G. BEAUTY SUPPLY
FASHIONS CATO PLUS
MODEL MODEL
IKOn
NAILS

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) assumes contract to acquire a retail center located in Lexington, KY.

Location / Demographic Information
Lexington, Kentucky consolidated into one unified jurisdiction with Fayette County is the second-largest city in the Commonwealth of Kentucky. As of 2013, the city's population was 308,428, with the population of the anchoring metropolitan area totaling 489,435 people.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward‐looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward‐looking statements. Specifically, the Company's statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward‐looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward‐looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward‐looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com